Exhibit 99.1

NEWS RELEASE

Entegris Completes Sale of Electronic Chemicals Business to Fujifilm.

Billerica, U.S., October 2, 2023 -- Entegris, Inc. (NASDAQ: ENTG), a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, today announced the closing of the sale of its Electronic Chemicals business to Fujifilm.  Entegris sold the Electronic Chemicals business for $700 million in cash, subject to customary adjustments. The transaction was originally announced on May 10, 2023.

The Electronic Chemicals business was a part of the company’s Advanced Planarization Solutions (APS) division and was acquired by Entegris with the acquisition of CMC Materials in July 2022. The sale of this business further streamlines Entegris’ portfolio following the CMC Materials acquisition. Proceeds of this transaction will be used for debt paydown.

About Entegris
Entegris is a leading supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 9,000 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, Germany, Israel, Japan, Malaysia, Singapore, South Korea, and Taiwan. Additional information can be found at www.entegris.com.

ENTEGRIS, INC. entegris.com	129 Concord Road, Building 2 Billerica, MA 01821 USA	T +1 978 436 6500 F +1 978 436 6735

Cautions Regarding Forward Looking Statements
Certain statements herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Such forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will” and other similar words or expressions. Such forward-looking statements reflect Entegris’ current expectations or beliefs concerning future events and actual events may differ materially from historical results or current expectations. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of Entegris. The forward-looking statements in this document include statements concerning the use of proceeds from the sale of the Electronics Chemicals business. Factors could cause actual results or performance to differ materially from those described in such forward-looking statements, including those more fully described in Entegris’ filings with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this document speak only as of this date. The Company undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.

Investor Contact:	Media Contact:
Bill Seymour	Connie Chandler
VP of Investor Relations, Treasury & Communications	Senior Director of Corporate Communications
+ 1 952 556 1844	+1 978 436 6546
bill.seymour@entegris.com	connie.chandler@entegris.com

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